Exhibit 99.1

News Release

Contact:
Bob Gary Chief Financial Officer 214-891-6587 bgary@docucorp.com

For Release:

FOR IMMEDIATE RELEASE

Docucorp Announces First Quarter Results

DALLAS – November 21, 2006 – Docucorp® International (Nasdaq: DOCC), a leading provider of Customer Communication Management (CCM) solutions, today announced record first quarter revenues of $21.7 million for the quarter ended October 31, 2006, a four percent increase as compared to $20.8 million for the first quarter of the prior year. Net income increased 40 percent for the quarter to $765,000, or $0.07 per diluted share, compared to net income of $546,000, or $0.05 per diluted share, for the same period a year ago.

Compared to the first quarter of fiscal 2006, professional services revenue increased 11 percent to $6.0 million, maintenance revenue increased five percent to $5.6 million, and ASP hosting revenue increased two percent to $8.2 million. Software license revenue decreased eight percent to $1.9 million.

“Record first quarter revenues and a 40 percent improvement in profitability are a solid start for the fiscal year,” said Michael D. Andereck, president and chief executive officer, Docucorp International. “Our challenge and focus for fiscal 2007 is to increase software license sales.”

About Docucorp

Docucorp markets Customer Communication Management (CCM) solutions via a portfolio of information software, business process outsourcing and professional services, which enables companies to create, publish, manage and archive complex, high-volume, personalized information in-house or fully outsource to Docucorp.  The company has an installed base of more than 1,300 customers, including some of the world’s largest insurance, utility, financial services and health care organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta, Silver Spring, Md., Bedford, N.H., and London, as well as an international presence in the Benelux, Switzerland, Central and Eastern Europe, Middle East, Africa and Asia Pacific regions.

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DOCUCORP, FIRST QUARTER 2007 RESULTS	ADD #1

Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than historical facts, included herein are forward-looking statements.  These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements. Docucorp is a registered trademark of Docucorp International.

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Consolidated Statements of Operations and Balance Sheet follow.

One Lincoln Centre
5400 LBJ Freeway
Suite 300
Dallas, Texas 75240
214-891-6500
fax: 214-987-8187
http://www.docucorp.com

©                2006 Docucorp International. All Rights Reserved.
Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.

DOCUCORP INTERNATIONAL, INC.

Consolidated Statements of Operations

(in thousands except per share amounts)

(unaudited)

	Three Months
	Ended October 31,
	2006	2005

Revenues
ASP hosting	$8,218	$8,048
Professional services	5,987	5,372
License	1,876	2,035
Maintenance	5,621	5,363
Total revenues	21,702	20,818

Cost of revenues
ASP hosting	7,367	7,360
Professional services	4,531	4,134
License	1,440	1,174
Maintenance	279	359
Total cost of revenues	13,617	13,027

Gross profit	8,085	7,791

Operating expenses
Product development	2,283	2,193
Sales and marketing	2,618	2,569
General and administrative	2,032	2,155
Total operating expenses	6,933	6,917

Income from operations	1,152	874

Interest expense	(70)	(113)
Other income, net	142	106

Income before income taxes	1,224	867
Provision for income taxes	459	321

Net income	$765	$546

Basic net income per share	$0.07	$0.05

Weighted average basic shares outstanding	11,071	10,900

Diluted net income per share	$0.07	$0.05

Weighted average diluted shares outstanding	11,634	11,505

DOCUCORP INTERNATIONAL, INC.

Consolidated Balance Sheets

(in thousands except share and per share amounts)

(unaudited)

	October 31,	July 31,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$8,920	$9,829
Accounts receivable, net of allowance of $398 and $479, respectively	16,486	16,918
Current portion of deferred taxes	363	363
Income tax receivable	248	248
Other current assets	2,732	2,905
Total current assets	28,749	30,263

Property and equipment, net of accumulated depreciation of $25,121 and $24,156, respectively	9,527	9,674
Software development costs, net of accumulated amortization of $31,480 and $30,274, respectively	14,487	14,301
Goodwill	9,842	9,842
Identifiable intangibles, net of accumulated amortization of $331 and $290, respectively	689	730
Other assets	487	499
Total assets	$63,781	$65,309

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,630	$3,322
Accrued liabilities:
Accrued compensation	3,495	3,453
Other	1,403	1,625
Income taxes payable	443	531
Current portion of lease obligations	1,730	1,845
Current portion of long-term debt	2,438	3,324
Deferred revenue	10,725	11,709
Total current liabilities	22,864	25,809

Deferred taxes	4,772	4,772
Long-term lease obligations	1,242	1,588
Long-term debt	120	137
Other long-term liabilities	1,513	1,501

Commitment and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 16,593,849 shares issued	166	166
Additional paid-in-capital	45,499	45,915
Treasury stock at cost, 4,921,584 and 5,185,109 shares, respectively	(27,517)	(28,991)
Retained earnings	15,684	14,948
Foreign currency translation adjustment	(562)	(536)
Total stockholders’ equity	33,270	31,502
Total liabilities and stockholders’ equity	$63,781	$65,309